Exhibit 4.2

MEMBER CAPITAL SECURITIES, SERIES 2020, MAY NOT BE TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION (“NATIONAL RURAL”) AND ONLY NATIONAL RURAL’S VOTING MEMBERS MAY PURCHASE AND HOLD THE MEMBER CAPITAL SECURITIES, SERIES 2020. ANY PURPORTED TRANSFER OF MEMBER CAPITAL SECURITIES, SERIES 2020, WITHOUT NATIONAL RURAL’S PRIOR WRITTEN CONSENT WILL BE VOID AB INITIO.

Certificate No.:

PRINCIPAL AMOUNT:

MATURITY DATE:

ISSUE DATE:

INTEREST PAYMENT DATES:

REGULAR RECORD DATES:

INTEREST RESET DATES:

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

FLOATING RATE MEMBER CAPITAL SECURITIES

SERIES 2020

National Rural Utilities Cooperative Finance Corporation, a cooperative association duly organized and existing under the laws of the District of Columbia (herein referred to as the “Company,” which term includes any successor Person under the Indenture), for value received, hereby promises to pay to              , or registered assigns, the principal sum of                  on the Maturity Date set forth above and to pay interest thereon as set forth below, until the principal hereof is paid or made available for payment.

Interest on the member capital securities, series 2020 (the “Securities”), will be payable in arrears on the Interest Payment Dates set forth above of each year, and at maturity, commencing on                      , 20XX.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be payable to, as provided in such Indenture, the Person in whose name this Security is registered at the close of business on the Regular Record Dates set forth above of each year. Interest will be paid on such principal sum from the Maturity Date or from the most recent Interest Payment Date until the principal amount thereof becomes due and payable.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

By:
Name:	J. Andrew Don
Title:	Senior Vice President & Chief Financial Officer

ATTEST:

Assistant Secretary-Treasurer

CERTIFICATE OF AUTHENTICATION

Dated:

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION
By:
Authorized Signatory

REVERSE OF SECURITY

This Security is one of a duly authorized issue of subordinated debt securities of the Company (the “Series 2020 member capital securities,” and, herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of October 15, 1996, as amended (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank National Association, as successor trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

The amount of interest payable on any Interest Payment Date shall be computed on the basis of the actual number of days in the applicable interest period divided by 360.

The Securities will bear interest for each interest period at a rate determined by the calculation agent, which shall initially be the Company, until such time as the Company appoints a successor calculation agent (herein called the “Calculation Agent,” which term includes any successor Calculation Agent). All calculations of the Calculation Agent, in the absence of manifest error, shall be conclusive for all purposes and binding on the Company, the Holders and the Trustee.

In the event that any date on which interest is payable on the Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the following month, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

Any interest not punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner, as more fully provided in the Indenture referred to on the reverse hereof.

The interest rate on each Security will equal the interest rate calculated by reference to the specified interest rate formula set forth in an applicable pricing supplement plus or minus any Spread and/or multiplied by an Spread Multiplier. The applicable pricing supplement will designate one or more interest rate bases for the Security. The basis or bases will be determined by reference to the London Interbank Offered Rate (“LIBOR”) or another interest rate basis or formula as set forth in the pricing supplement. A Security with a basis or bases determined by reference to LIBOR shall be a LIBOR Security. If a Security’s basis is determined by reference to another interest rate, the Security shall be a Floating Rate Security.

The rate of interest on each Security will be reset according to the index maturity, as specified in the applicable pricing supplement. Unless specified otherwise in the applicable pricing supplement, the interest rate will be reset each Interest Reset Date. The Interest Reset Dates shall be as set forth on the front page hereof. The interest rate for the first interest period will be the initial interest rate set forth in the applicable pricing supplement. The interest rate for the ten calendar days immediately prior to the Security’s maturity will be that in effect on the tenth calendar day preceding maturity, unless otherwise specified in an applicable pricing supplement.

If any Interest Reset Date would otherwise be a day that is not a Business Day, the Interest Reset Date shall be postponed to the next succeeding Business Day. For this purpose, “Business Day” shall mean (i) with respect to a LIBOR Security only, any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market, and (ii) with respect to any other Floating Rate Security, any week day other than a day on which banking institutions in the Borough of Manhattan, City and State of New York are authorized by law to close.

The interest determination date pertaining to an Interest Reset Date for a LIBOR Security shall be the second London Business Day prior to that Interest Reset Date.

The interest rate on the Floating Rate Securities will in no event be higher than the maximum rate permitted by New York law as the same may be modified by U.S. law of general application. Under present New York law, subject to certain exceptions, the maximum rate of interest for any loan to an individual is 16% for a loan less than $250,000, and 25% for a loan of $250,000 or more but less than $2,500,000, in each case calculated per year on a simple interest basis. There is no limit on the maximum rate of interest on loans made to individuals in an amount equal to $2,500,000 or more. Under present New York law, the maximum rate of interest which may be charged to a corporation for any loan up to $2,500,000 is 25% per year on a simple interest basis. There is no limit on the maximum rate of interest on loans made to corporations in an amount equal to $2,500,000 or more.

Upon the request of a Holder, the Calculation Agent will provide the interest rate which will become effective as a result of a determination made on the most recent interest determination date with respect to that Security. Unless otherwise specified in an applicable pricing supplement, the calculation date, if applicable, pertaining to any interest determination date will be the earlier of the tenth calendar day after such interest determination date, or, if such day is not a Business Day, the next succeeding Business Day or the Business Day preceding the applicable interest payment date or maturity, as the case may be.

LIBOR will be determined by the Calculation Agent in accordance with the following procedures:

With respect to any Interest Determination Date relating to a Floating Rate Security for which LIBOR is an applicable base rate, LIBOR will be the rate for deposits in U.S. dollars having the index maturity specified in the applicable pricing supplement, commencing on the applicable Interest Reset Date that appears on the designated LIBOR page, as defined below, as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears on the designated LIBOR page at such time on an Interest Determination Date, LIBOR on such Interest Determination Date will be determined as follows:

The Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent after consultation with the Company, to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of the index maturity specified in the applicable pricing supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in the market at the time. If at least two quotations are so provided, LIBOR for that Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are so provided, LIBOR for that Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on that Interest Determination Date by three major reference banks in New York City, selected by the Calculation Agent after consultation with the Company, for loans in U.S. dollars to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If fewer than three banks selected by the Calculation Agent are quoting as set forth above, LIBOR with respect to that Interest Determination Date will be LIBOR for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

Notwithstanding the above, if the Company or its designee (which may be an independent financial advisor or any other entity the Company designates (any of such entities, a “Designee)) determine on or prior to the relevant LIBOR Interest Determination Date that a Benchmark Transition Event and its related Benchmark Replacement date (as defined below) have occurred with respect to LIBOR (or the then-current Benchmark (as defined below), as applicable), then the provisions set forth below under “—Effect of a Benchmark Transition Event,” which are referred to as the benchmark transition provisions, will thereafter apply to all determinations of the rate of interest payable on the notes. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each interest period will be an annual rate equal to the sum of the Benchmark Replacement and the spread specified in the applicable pricing supplement. However, if the Company (or its Designee) determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, but for any reason the Benchmark Replacement has not been determined as of the relevant LIBOR interest determination date, the interest rate for the applicable interest period will be equal to the interest rate for the immediately preceding interest period, as determined by the Company (or its Designee).

Effect of a Benchmark Transition Event

Benchmark Replacement. If the Company (or its Designee) determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time (as defined below) in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the notes in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company (or its Designee) will have the right to make Benchmark Replacement Conforming Changes (as defined below) from time to time.

Decisions and Determinations. Any determination, decision or election that may be made by the Company (or its Designee) pursuant to this subsection “—Effect of a Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in our (or its Designee’s) sole discretion, and, notwithstanding anything to the contrary in the transaction documents relating to the notes, shall become effective without consent from the holders of the notes or any other party.

For purposes of this subsection “—Effect of a Benchmark Transition Event,” the following terms have the following meanings.

“Benchmark” means, initially, LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if the Company (or its Designee) cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company (or its Designee) as of the Benchmark Replacement Date:

(1)            the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2)            the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3)            the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4)            the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(5)            the sum of: (a) the alternate rate of interest that has been selected by the Company (or its Designee) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate debt securities at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company (or its Designee) as of the Benchmark Replacement Date:

(1)            the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)            if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)            the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company (or its Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate debt securities at such time.

The Benchmark Replacement Adjustment shall not include the spread specified in the applicable pricing supplement and such spread shall be applied to the Benchmark Replacement to determine the interest payable on the notes.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates and making payments of interest, rounding of amounts or tenor, and other administrative matters) that the Company (or its Designee) decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company (or its Designee) or the trustee decide that adoption of any portion of such market practice is not administratively feasible or if the Company (or its Designee) determine that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company (or its Designee) determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Company (or its Designee) in accordance with:

(1)            the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(2)            if, and to the extent that, the Company (or its Designee) determine that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Company (or its Designee) giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate debt securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the spread specified in this prospectus supplement and the applicable pricing supplement, respectively.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is LIBOR, 11:00 a.m., London time, on the LIBOR interest determination date, and (2) if the Benchmark is not LIBOR, the time determined by the Company (or its Designee) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The Calculation Agent will, upon the request of the holder of any Security, provide the interest rate then in effect.

Each Security will be issued in certificated form. Payment of the principal of and any interest on this Security payable at maturity or upon redemption will be made in immediately available funds at the office of the paying agent in the Borough of Manhattan, City and State of New York. Payments in immediately available funds will be made only if the certificated Security is presented to the paying agent in time for the paying agent to make payments in immediately available funds in accordance with normal procedures. Interest on the Securities will be paid by wire transfer in immediately available funds, but only if appropriate instructions have been received in writing by the paying agent on or prior to the applicable regular record date for the payment of interest. If no instructions have been received in writing by the paying agent, the funds will be paid by check mailed to the address of the person entitled to such interest.

The Securities of this series are subject to redemption upon not less than 30 nor more than 60 days’ notice by mail, at any time on or after the date that is ten years from the Issue Date set forth on the front of this Security, as a whole or in part, at the election of the Company, at a Redemption Price equal to 100% of the principal amount to be redeemed, together in the case of any such redemption with accrued interest to, but not including, the Redemption Date, but interest installments whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holder of such Security, or one or more Predecessor Securities, of record at the close of business on the related Regular Record Date referred to on the face hereof, all as provided in the Indenture.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The indebtedness evidenced by this Security is unsecured and subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness, which shall include all subordinated indebtedness of the Company that may be held by or transferred to non-members of the Company, and this Security is issued subject to the provisions of the Indenture with respect thereto. The Securities of this series will rank (i) pari passu to the Company’s member subordinated certificates and the Company’s other subordinated indebtedness that may only be held by or transferred to members of the Company, including the Company’s previously issued and outstanding member capital securities, and (ii) senior to the Company’s unretired patronage capital. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of such Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

In addition to the events of default set forth in the Indenture, the following will constitute an Event of Default under the Indenture with respect to the Securities: the Company shall pay any dividend or interest on, or principal of, or redeem, purchase, acquire, retire or make a liquidation payment with respect to, any Members’ Subordinated Certificates, Members’ Equity or patronage capital, if such payment is made during an Extension Period, and either (i) such Extension Period has not expired or been terminated or (ii) the Company has not made all payments due on the Securities as a result of such expiration or termination.

No payment will be made in respect of the Securities if, at the time of such payment or immediately after giving effect thereto, (i) there exists a default by the Company in the payment of principal or mandatory prepayments or premium, if any, of sinking funds or interest on any senior or subordinated indebtedness (as defined in the instrument under which the same is outstanding) of the Company, or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, mandatory prepayments, sinking funds or interest) with respect to any senior or subordinated indebtedness (as defined in the instrument under which the same is outstanding) permitting the holders thereof (or of the indebtedness secured thereby) to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 33 1/3% in aggregate principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

The Company may at its option at any time and from time to time during the term of the Securities of this series defer the interest payment period for a period not exceeding 10 consecutive semi-annual interest payments (or an equivalent period of quarterly or other interest payment periods) (a “Deferral Period”), and at the end of such Deferral Period, the Company shall pay all interest then accrued and unpaid (together with interest thereon at the same rate as specified for the Securities of this series to the extent permitted by applicable law) through the last day of such Deferral Period, provided that if any principal amount of this Security is paid on such day, then not including interest for such day with respect to such principal amount; provided, that during such Deferral Period the Company may not declare or pay any dividend or interest on, or principal of, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its Members’ Subordinated Certificates, Members’ Equity or patronage capital. Prior to the termination of any such Deferral Period, the Company may further defer the payment of interest, provided that such Deferral Period, together with all such previous and further deferrals thereof, may not exceed 10 consecutive semi-annual interest payment periods (or an equivalent period of quarterly or other interest payment periods) or extend beyond the Stated Maturity of the Securities of this series. Upon the termination of any such Deferral Period and the payment of all amounts then due, the Company may elect a new Deferral Period, subject to the above conditions. No interest during a Deferral Period, except at the end thereof, shall be due and payable. The Company shall give the Holder of this Security notice of its intent to defer payment of interest in writing at least ten Business Days before the earlier of (i) the next interest payment due date and (ii) the date CFC is required to give notice to holders of the Securities of the record or payment date for such interest payment.

The Securities of this series are issuable only in registered form without coupons and in minimum denominations of $25,000 and integral multiples of $5,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor and of authorized denominations, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities may not be transferred without the Company’s prior written consent and only the Company’s voting members may purchase and hold the securities. Any purported transfer of the Securities without the Company’s prior written consent will be void ab initio.

The following terms shall have the following meanings:

A “Business Day” is any week day other than a day on which banking institutions in the Borough of Manhattan, City and State of New York are authorized by law to close.

The “designated LIBOR page” is the display on the Reuters screen “LIBOR01” page (or such other page as may replace such page on that service or such other page as may be nominated by the ICE Benchmark Administration Limited (“IBA”) or its successor or such other entity assuming the responsibility of IBA or its successor in calculating the London interbank offered rates for U.S. dollar deposits in the event IBA or its successor no longer does so).

The “Spread” is the number of basis points specified in the applicable pricing supplement as applying to the interest rate for the Security.

The “Spread Multiplier” is the percentage specified in the applicable pricing supplement as applying to the interest rate for the Security.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.